Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME ANNOUNCES REFINED STRATEGY

TO ENHANCE SHAREHOLDER VALUE

DALLAS, January 24, 2017 — Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced refinements to its strategy in an effort to enhance shareholder value.  The Company’s recently appointed Chief Executive Officer, Richard J. Stockton, has conducted and completed an in-depth strategic review.  This has included meeting with investors, inspecting the Company’s hotel properties and dialogue with both corporate and property-level management teams.

Taking into account Richard’s extensive background and global industry experience, these refinements, which have been unanimously endorsed by the Board of Directors, include the following:

Focused Portfolio:  Going forward, the Company’s portfolio will be predominantly focused on investing in the luxury chain scale segment.  Empirical evidence has shown the luxury segment has had greater RevPAR growth over the long term.  The Company will continue to target acquisitions of hotels with a RevPAR of at least 2.0x the national average.  As a result, four (4) hotels have been designated as non-core to the portfolio, including the Courtyard Philadelphia Downtown Hotel, Courtyard San Francisco Downtown Hotel, Renaissance Tampa Hotel and Marriott Legacy Center Hotel in Plano, Texas.  The Company intends to either reposition or opportunistically sell these hotels in the future if conditions warrant.  The Company will also simultaneously pursue new acquisitions in order to grow the portfolio consistent with its stated strategy.  Luxury hotels have proven to have superior long-term RevPAR growth versus other chain scales, and the Company believes its exclusive focus of investing in luxury hotels should generate attractive returns for its shareholders.

Increased Dividend:  The Company’s 2017 dividend policy will be amended commencing with the first quarter by increasing the expected quarterly cash dividend for the Company’s common stock by 33%, from $0.12 per diluted share to $0.16 per diluted share.  This equates to an annual rate of $0.64 per diluted share, representing a 4.5% yield based on the Company’s closing stock price on January 23, 2017;

Reaffirming Conservative Leverage:  The Company will continue to target conservative leverage, with a target leverage level of 45% Net Debt to Gross Assets;

Strong Liquidity:  The Company will continue to focus on having access to liquidity for both opportunistic investments and as a hedge against economic uncertainty.   The Company will target holding 10-15% of its gross debt balance in cash.

“I have spent the majority of my first two months at Ashford Prime visiting with our shareholders and seeing our assets,” said Richard J. Stockton, Ashford Prime’s Chief Executive Officer.  “After seeing these assets, spending time with shareholders, and discussions with the management team and Board, we have concluded that these refinements to our strategy are needed.  By more clearly aligning our portfolio with the luxury chain scale segment, we believe our portfolio will be positioned to realize above average RevPAR growth over the long-term and will differentiate us relative to our REIT peers.  We are also happy to announce the increase in our common dividend and given our strong cash position and conservative, non-recourse leverage, we are comfortable with this significant increase.  We are excited to announce these strategy refinements, and I look forward to working on the execution to maximize value for our shareholders.”

The Board will continue to review the Company’s dividend policy on a quarterly basis.  The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof.

Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release include, among others, statements about the implied share price for the Company’s common stock.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.  EBITDA is defined as net income before interest, taxes, depreciation and amortization.  EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price.  A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price.  Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues.  Hotel EBITDA flow-through is the change in Hotel EBITDA divided by the change in total revenues.  Hotel EBITDA Margin is Hotel EBITDA divided by total revenues.  Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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